EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------



We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-60825) of Air Methods Corporation of our report dated May 27, 2005, with respect to the statements of net assets available for benefits of Air Methods Corporation 401(k) Plan as of December 31, 2004, the related statement of changes in net assets available for benefits for the year ended December 31, 2004, and the related supplemental schedule of Schedule H, line 4i - schedule of assets (held at end of year) as of December 31, 2004, which report appears in the December 31, 2004 annual report on Form 11-K of Air Methods Corporation 401(k) Plan.




                                   Ehrhardt Keefe Steiner & Hottman

June 28, 2005

Denver, Colorado